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                                  PRESS RELEASE
                      FOR RELEASE MAY 13, 2005 AT 4:00 P.M.

                          For More Information Contact
                                  David Meadows
                                 (410) 256-5000
                          Baltimore County Savings Bank

                               BCSB BANKCORP, INC.
                         REPORTS MARCH 31, 2005 RESULTS

BCSB Bankcorp, Inc. (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, FSB, reported earnings of $96,000 or $0.02 per basic and diluted share for the quarter ended March 31, 2005. This compared to $161,000 or $0.03 per basic and diluted share for the same period in 2004. At March 31, 2005, total assets equaled $790.4 million as compared to $773.6 million on September 30, 2004, an increase of $16.8 million. Total deposits rose to $586.4 million as of March 31, 2005 as compared to $580.6 million on September 30, 2004 and increase of $5.8 million.

The Company announced that it received in April 2005 a one time gain of approximately $525,000 after tax which will have a positive impact on the third quarter of fiscal year 2005. The one time gain is associated with Harland Financial Solutions, Inc.'s cash acquisition of Intrieve Incorporated. This stock acquisition included the shares owned by Baltimore County Savings Bank, FSB, the Company's wholly owned subsidiary. The Company could realize additional gains of up to $60,000 after tax during the year following the closing of the acquisition if certain additional criteria specified in the acquisition agreement are satisfied.

The Bank also announced that a new full service branch to be located along Lakeside Boulevard in Owings Mills, Maryland will begin construction in the summer of 2005. When complete, the new Owings Mills branch will be the Bank's eighteenth located throughout the Baltimore metropolitan region.

BCSB Bankcorp, Inc. is the holding company of Baltimore County Savings Bank, FSB which was founded in 1955. BCSB Bankcorp, Inc. became a publicly traded mutual holding company in July 1998.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, local and national economic conditions, the impact of interest rates on financing, the ability of Intrieve, Incorporated to meet the criteria specified in such agreement so as to trigger Harland Financial's obligation to make additional payments to Intrieve stockholders. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the company or any other person that results expressed therein will be achieved. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.



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                                       BCSB Bankcorp, Inc.
                                 Summary of Financial Highlights
                         Consolidated Statements of Financial Condition
                                           (Unaudited)


                                                                   March 31,                September 30,
                                                                     2005                       2004
                                                                          (Dollars in Thousands)
ASSETS
Cash, equivalents and time deposits                              $   19,009                  $   17,915
Investment Securities                                               155,544                     161,445
Loans and Mortgage Backed Securities                                573,469                     557,027
Other Assets                                                         42,345                      37,231
                                                                 ----------                  ----------
TOTAL ASSETS                                                     $  790,367                  $  773,618

LIABILITIES
Deposits                                                         $  586,438                  $  580,622
Borrowings                                                          133,734                     120,920
Junior Subordinated Debentures                                       23,197                      23,197
Other Liabilities                                                     5,428                       4,750
                                                                 ----------                  ----------
TOTAL LIABILITIES                                                   748,797                     729,489
TOTAL STOCKHOLDERS' EQUITY                                           41,570                      44,129
                                                                 ----------                  ----------
TOTAL LIABILITIES & STOCKHOLDERS EQUITY                          $  790,367                  $  773,618
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                           Consolidated Statements of Operations
                                       (Unaudited)

                                                         6 Months ended March 31                 3 Months ended March 31
                                                        2005                 2004               2005                 2004
                                                          (Dollars in Thousands)                   (Dollars in Thousands)
Interest Income                                        $ 17,551            $ 15,470           $  8,918             $  7,660
Interest Expense                                          9,460               7,856              4,836                3,912
                                                       --------            --------           --------             --------
Net Interest Income                                    $  8,091               7,614           $  4,082             $  3,748
Provisions for Loan Losses                                  120                 267                  0                   86
                                                       --------            --------           --------             --------
Net Interest Income After Provision for Loan           $  7,971            $  7,347           $  4,082             $  3,662
Losses
Total Non-Interest Income                                   513                 974                215                  448
Total Non-Interest Expenses                               8,322               7,857              4,208                3,926
                                                       --------            --------           --------             --------
Income Before Tax (benefit)/provision                  $    162            $    464           $     89             $    184
Income Tax (benefit)/provision                              (20)                 76                 (7)                  23
                                                       --------            --------           --------             --------
NET INCOME                                             $    182            $    388           $     96             $    161
                                                       --------            --------           --------             --------
Basic and Diluted Earnings Per Share                   $   0.03            $   0.07           $   0.02             $   0.03
                                                       --------            --------           --------             --------
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